EXHIBIT 5.1

OPINION OF CAREY OLSEN

Our Ref:	TC/RDLH/1000662/0111/G12102541v4
17 August 2020 Amdocs Limited Hirzel House, Smith Street St. Peter Port Guernsey GY1 2NG (the "Recipient")
Dear Sirs,
1.	INTRODUCTION

1.1	You have asked for our legal opinion on matters of Guernsey law in connection with the registration with the United States Securities and Exchange Commission (the "SEC") of 3,000,000 ordinary shares of £0.01 each in the Company (the "Shares") authorized for issuance pursuant to the Company’s 1998 Stock Option and Incentive Plan as amended on 2 February 2012 and 27 January 2017 and as further amended on 31 January 2020 (the "Option Plan") and the Company executing and filing with the SEC a Form S-8 (registration statement) dated 17 August 2020 (the "Registration Statement"). The Option Plan provides that officers, directors, employees and consultants of the Company (amongst other persons) ("Optionholders") may be granted stock options, restricted stock awards and other stock-based awards (the "Awards") pursuant to the terms of the Option Plan and award agreements governing the terms of such Awards ("Award Grant Agreement").

1.2	The Option Plan and the Registration Statement are in this opinion together referred to as the "Plan Documents".

1.3	Except as expressly referred to in this opinion we have not seen or examined, and give no opinion on, any underlying or other documents referred to in the Plan Documents.

1.4	We are lawyers qualified to practice law in and to advise on the laws of the Island of Guernsey.

2.	INSPECTION

In addition to examining the Plan Documents, for the purpose of giving this opinion we have examined the following documents:

2.1	a copy of the certificate of incorporation of the Company as filed at the registry of companies in Guernsey (the "Registry");

PARTNERS: A Alexander C Anderson A Boyce T Carey R Clark T Corfield D Crosland M Dunster K Friedlaender E Gray

J Greenfield D Jones N Kapp T Lane K Le Cras D Le Marquand B Morgan J Morgan CONSULTANTS: N Carey M Eades J Greenfield G Hall

The Guernsey limited liability partnership known as Carey Olsen (Guernsey) LLP is a limited liability partnership incorporated in Guernsey on 1 March 2018 with its registered office at Carey House, Les Banques, St Peter Port GY1 4BZ and registration number 95 (which until 28 February 2018 operated as a legal partnership in Guernsey under the name "Carey Olsen").

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2.2	a copy of the Memorandum and Articles of Incorporation of the Company as filed at the Registry at the date hereof (together the "Articles");

2.3	copies of the minutes of the meetings of the board of directors of the Company dated 8 November 2011, 8 November 2016 and 12 November 2019 signed by the chairman of the respective meetings at which the director’s authorized the amendments to the Option Plan (the "Minutes");

2.4	copies of (i) the proxy ballot in respect of the annual general meeting of shareholders held on 2 February 2012 (the "Proxy Ballot") and (ii) the Form 6-K filed with the SEC for the month of January 2017 confirming, amongst other things, the shareholders' approval to the 2017 amendment of the Option Plan (the "Form 6-K") and (iii) the Form 6-K filed with the SEC for the month of January 2020 confirming, amongst other things, the shareholders' approval to the 2020 amendment of the Option Plan (the "2020 Form 6-K");

2.5	the public records of the Company on file and available for the purposes of public inspection at the Registry on 17 August 2020 and a search of the computerized records of matters raised in the Royal Court of Guernsey (the "Royal Court" which definition shall include any court in the Island of Guernsey where the context so requires) available for inspection at the Greffe (the registry of the Royal Court in Guernsey) on 17 August 2020 (together the "Public Records");

2.6	a copy of the register of directors and officers of the Company dated 12 June 2020; and

2.7	a certificate provided to us by the secretary of the Company dated 17 August 2020 (the "Certificate"),

(the "Documents").

3.	ASSUMPTIONS

3.1	For the purpose of this opinion, we have made and relied upon the assumptions set out below without making any investigation thereof:

3.1.1	the conformity to the originals of all documents supplied to us as certified, photocopied, conformed or facsimile copies and the authenticity and completeness of the originals of such documents, and the authenticity and completeness of all documents supplied to us as originals;

3.1.2	the genuineness of all signatures and seals on the documents and instruments submitted to us for the purposes of this letter and where we have been provided with only signature pages of documents, that the original signed versions of such documents will not differ from the last version of the full documents provided to us;

3.1.3	that there are no provisions of the laws of any jurisdiction outside Guernsey which would have any implication for the opinions we express and that, insofar as the laws of any jurisdiction outside Guernsey may be relevant, such laws have been or will be complied with (including without limitation, the obtaining of all necessary consents, licenses, registrations,

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approvals and filings);

3.1.4	that the choice of governing law for the Plan Documents was bona fide (for example not made with any intention of avoiding provisions of the law with which the transactions under the Plan Documents have the closest and most real connection) and legal and there is no reason for avoiding that choice of law on grounds of public policy or otherwise;

3.1.5	that the information and documents disclosed by our searches of the Public Records referred to in paragraph 2.5 are accurate as at the date hereof and there is no information or document which had been delivered for registration, or which is required by the laws of Guernsey to be delivered for registration, or which has been passed or made but not yet delivered for registration, which was not included in the Public Records;

3.1.6	that the Certificate is complete and accurate as at the date hereof and that the proceedings described in the Minutes remained quorate throughout and were duly conducted as so described and that the resolutions passed thereat were duly adopted, have not been revoked, superseded or varied and remain in full force and effect as confirmed by the Certificate and the continuing accuracy and completeness of all statements as to matters of fact contained in the Documents as at the date hereof;

3.1.7	that there are no documents or information which we have not been provided with which could affect the accuracy of this opinion;

3.1.8	that the directors of the Company have acted prudently for the commercial benefit of the Company and in good faith for the purposes of carrying on its business on arm’s length commercial terms, and further that they have disclosed all personal interests in the transactions contemplated in the Plan Documents in accordance with the requirements of the Companies (Guernsey) Law, 2008 (as amended) (the "Companies Law") and the Articles;

3.1.9	that the Company is not insolvent or unable to pay its debts as they fall due and will not become insolvent or unable to pay its debts as they fall due as a result of it entering into the Plan Documents;

3.1.10	that all consents, exemptions, licenses, registrations, approvals or authorizations of any person required in relation to the transaction contemplated or entered into under or pursuant to the Plan Documents, the execution and delivery of the Plan Documents and the performance and observance of the terms thereof by the parties thereto (other than such consents, exemptions, licenses, registrations, approvals or authorizations required of the Company under the laws and regulations of Guernsey) have been obtained and are in full force and effect at the date of this opinion;

3.1.11	that the powers of the Company and the powers and authority of the Company’s directors have not been restricted in any way other than as set out in the Plan Documents or the Articles;

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3.1.12	the Awards are granted pursuant to and in accordance with terms and conditions of the Option Plan;

3.1.13	the Award Grant Agreements are correctly and duly executed by all parties to such Award Grant Agreements;

3.1.14	none of the parties to the Plan Documents have committed any act or omission that has caused or may cause them to be in breach of the Plan Documents;

3.1.15	where options to purchase Shares are exercised by the Optionholders, they are exercised in accordance with the Option Plan and the relevant Award Grant Agreement;

3.1.16	that the resolutions passed at paragraph 2 of the Proxy Ballot and referred to in the Form 6-K and the 2020 Form 6-K were passed by the requisite majority of the holders of the Ordinary Shares in the capital of the Company; and

3.1.17	that the Option Price determined in accordance with the Plan Documents is fair and reasonable to the Company and that the board of directors of the Company would be of that opinion at the relevant time.

3.2	We have not independently verified these assumptions.

4.	OPINIONS

On the basis of and subject to the above and the observations and qualifications below and subject to matters not disclosed to us we are of the opinion that when issued and paid for in accordance with the Option Plan such Shares in the Company will be validly issued, fully paid and non-assessable.

5.	QUALIFICATIONS

The observations and qualifications referred to above are as follows:

5.1	We express no opinion as to whether the entering into the agreements constituted by the Plan Documents will or may result in any breach of or otherwise infringe any other agreement, deed or document (other than the Articles) entered into by or binding on the Company.

5.2	We express no opinion on the accuracy or completeness of any statements, representations or warranties of fact set out in the Plan Documents and/or the Documents save insofar as an express opinion is given herein in respect thereof, which statements, representations and warranties we have not independently verified.

5.3	This opinion shall be governed by and construed in accordance with the laws of the Island of Guernsey as it exists at the date hereof with no obligation to keep the terms of the opinion under review. We have not made any investigation as to any other law other than the laws of the Island of Guernsey in force at and as interpreted at the date of this opinion; in particular we express no

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opinion as to whether the Plan Documents are enforceable in any jurisdiction outside Guernsey.

5.4	We do not give any opinion on the commerciality of any transaction contemplated or entered into under or pursuant to the Plan Documents.

5.5	The search of the Public Records referred to in paragraph 2.5 above is not conclusively capable of revealing whether or not:

5.5.1	a winding up order has been made or a resolution passed for the winding up of the Company; or

5.5.2	an order has been made or a resolution passed appointing a liquidator or administrator or other person to control the assets of the Company,

as notice of these matters might not be filed with the Registry or the Greffe immediately or at all and, when filed, might not be entered on the Public Records of the Company immediately. A company search conducted in Guernsey is limited in respect of the information it produces. The Companies Law allows for various periods of time to file certain information with the Registry including resolutions, notices and court orders which if the relevant period is still running may not appear in time for the search. Any changes to the details of the directors of a company must be filed within 14 days of that change. There is no requirement to file at the Registry information regarding the shareholders or secretary of a company or regarding mortgages, security interests or charges created by a company other than in respect of real property situate in Guernsey. Moreover, a company search carried out in Guernsey is unlikely to reveal any information as to any such procedure or similar proceedings initiated in any other jurisdiction. It should be noted that the Guernsey Courts have the power to recognise, in Guernsey, insolvency office holders appointed in respect of a Guernsey company pursuant to the laws of a foreign jurisdiction. Any such recognition may not be revealed by our searches.

5.6	There is no official register of pending actions in Guernsey available for public inspection and no formal procedure for determining whether any proceedings have been commenced against the Company including as to whether proceedings have commenced to declare the property of the Company “en désastre”; the enquiry of the Public Records referred to in paragraph 2.5of this opinion above is an informal enquiry only and cannot be relied upon exclusively.

5.7	Insofar as a Plan Document grants or requires the grant of a power of attorney by the Company to a party to the Plan Document, the grant of such power of attorney must be in accordance with the requirements of the Articles. If the Articles are silent the Plan Document must be executed by one director. The absence of compliance with such requirements will mean that the power of attorney may not be valid and enforceable in Guernsey.

6.	ADDRESSEES

This opinion is addressed only to the Recipient and is solely for the benefit of the Recipient in connection with the Plan Documents and except with our prior written consent it may not be disclosed to or relied upon by

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any other person or used for any other purpose or referred to or made public in any way. Notwithstanding the foregoing, we hereby consent to the filing of this opinion with the SEC in connection with the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the U.S. Securities Act of 1933, as amended (the "Securities Act"). In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC.

Yours faithfully

/s/ Carey Olsen (Guernsey) LLP

Carey Olsen (Guernsey) LLP